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                                                                     EXHIBIT 11


                            MICHIGAN BREWERY, INC.

                    Computation of Net Loss Per Common Share

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                                        Three          Three           Six            Six
                                        Months         Months         Months         Months
                                        Ended          Ended          Ended          Ended
                                       June 29,       June 30,       June 29,       June 30,
                                         1997           1996           1997           1996
                                       ---------      ---------      ---------      ---------
Weighted average number of issued
   shares outstanding                  5,275,000      2,500,000      5,275,000      2,500,000

Effect of:
   Common shares issued during
      1996 (1)                                 0        510,714              0        291,325

Shares outstanding used to compute
   net income (loss) per share         5,275,000      3,010,714      5,275,000      2,791,325

Net loss                               ($257,963)     ($341,995)     ($613,148)     ($730,472)

Net loss per common                       ($0.05)        ($0.11)        ($0.12)        ($0.26)

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(1) Cheap stock and common shares issued during 1996 are included in the computation for all periods presented in accordance with Staff Accounting Bulletin Topic 4 (D).